Exhibit 99.1

 News Release

News Announcement

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Board of Directors Declares Increased Dividends and

Authorizes Additional Common Stock Repurchases

CHICAGO, IL – (June 14, 2012) – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.18 per share of Common Stock and $0.135 per share of Class B Stock, a 6% increase for both classes of stock.

The Board of Directors also authorized the repurchase of 250,000 additional shares of its Common Stock. Including the 89,229 shares left under prior authorizations, the Company is now authorized to repurchase a total of 339,229 shares of Common Stock.

The Company has purchased a total of 277,648 shares during fiscal year 2012 at an average price of $21.08.

The dividends will be payable on August 31, 2012, to stockholders of record at the close of business on August 17, 2012. The Company has paid cash dividends continuously since 1974 and has now increased dividends annually for nine consecutive years.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.